Exhibit 3.1

ARTICLES OF INCORPORATION

OF

MARINEMAX REINCORPORATION, INC.

ARTICLE I

NAME

The name of the corporation is: MarineMax Reincorporation, Inc. (which is referred to in these Articles of Incorporation (the “Articles”) as the “Corporation”).

ARTICLE II

OFFICES

The principal office and mailing address of the Corporation is 2600 McCormick Drive, #200, Clearwater, Florida 33750.

The address of the initial registered office of the Corporation in the State of Florida is Corporate Creations Network Inc., 11380 Prosperity Farms Road, Suite 221E, Palm Beach Gardens, Florida 33410, and the name of the Corporation’s initial registered agent at that address is Corporate Creations Network, Inc.

The name of the incorporator of this corporation is: Michael M. Mills, Jr., who’s office address is 400 N. Ashley Drive, Suite 4100, Tampa, Florida, 33602.

ARTICLE III

BUSINESS

The purposes of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the Florida Business Corporation Act, as the same exists or may subsequently be amended (the “FBCA”).

ARTICLE IV

AUTHORIZED CAPITAL STOCK

The total number of shares of stock that the Company shall have the authority to issue is Forty-One Million (41,000,000), consisting of Forty Million (40,000,000) shares of Common Stock, par value $.001 per share (“Common Stock”) and One Million (1,000,000) shares of Preferred Stock, par value $.001 per share (“Preferred Stock”).

The Board of Directors of the Company (the “Board”) is authorized to increase the total number of authorized shares to any amount consisting of any greater number of Common Stock or Preferred Stock so long as such amounts do not exceed Forty-Five Million (45,000,000), consisting of Forty Million (40,000,000) shares of Common Stock and Five Million (5,000,000) shares of Preferred Stock, by filing articles of amendment pursuant to the FBCA.

The Preferred Stock may be issued from time to time in one or more series. The Board is authorized to provide for the issuance of shares of Preferred Stock in one or more series and, by filing articles of amendment pursuant to the FBCA (which is referred to in these Articles as “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and the relative, participating, optional, or other rights of the shares of each such series and the qualifications, limitations, and restrictions of the Preferred Stock. The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

A. the designation of the series, which may be by distinguishing number, letter or title;

B. the number of shares of the series, which number the Board may subsequently (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares of Preferred Stock then outstanding);

C. whether dividends, if any, shall be cumulative or noncumulative and the rights with respect to dividends of the series;

D. the redemption rights and price or prices, if any, for shares of the series;

E. the terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;

F. the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Corporation;

G. whether the shares of the series shall be convertible into shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series of such other security, the conversion price or prices or rate or rates, any adjustments to such price or rate, the date or dates at which such shares shall be convertible and all other terms and conditions upon which such conversion may be made;

H. restrictions on the issuance of shares of the same series or of any other class or series; and

I. the voting rights, if any, of the holders of shares of the series.

The Common Stock shall be subject to the express terms of the Preferred Stock and any series of Preferred Stock. The holders of shares of Common Stock shall be entitled to one (1) vote for each such share upon all questions presented generally to the shareholders.

The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares of Common Stock or Preferred Stock then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote on the matter, and no vote of the holders of either the Common Stock or the Preferred Stock voting separately as a class shall be required to vote on the matter.

ARTICLE V

ELECTION OF DIRECTORS

A. The business and affairs of the Corporation shall be conducted and managed by, or under the direction of, the Board. Subject to any rights to elect directors set forth in any Preferred Stock Designation, the total number of directors constituting the entire Board shall be not less than one (1) nor more than fifteen (15), with the then-designated number of directors being fixed from time to time by or pursuant to a resolution passed by the Board. Members of the Board shall hold office until their successors are elected and qualified or until their earlier death, resignation, disqualification or removal.

B. Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

C. Except as otherwise provided for or fixed pursuant to the provisions of Article V of these Articles relating to the rights of the holders of any series of Preferred Stock to elect additional directors, and subject to the provisions of these Articles, newly created directorships resulting from any increase in the authorized number of directors, and any vacancies on the Board resulting from death, resignation, disqualification, removal, or other cause, may be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

D. During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Article V of these Articles, then upon commencement and for the duration of the period during which such right continues: (1) the then otherwise total designated number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such series of Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions and (2) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to the provisions of any Preferred Stock Designation and to his or her earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total designated number of directors of the Corporation shall be reduced accordingly.

E. Except for such additional directors, if any, as are elected by the holders of any series of Preferred Stock as provided for or fixed pursuant to the provisions of Article IV of these Articles, any director may be removed from office only with cause and only by the affirmative vote of sixty six and two-thirds percent (66 2/3%) or more of the combined voting power of the then issued and outstanding shares of capital stock of the Corporation entitled to vote in the election of directors, voting together as a single class.

ARTICLE VI

MEETINGS OF SHAREHOLDERS

A. Meetings of shareholders of the Corporation may be held within or without the State of Florida, as the Bylaws of the Corporation may provide. Except as otherwise provided for or fixed pursuant to the provisions of Article IV of these Articles relating to the rights of the holders of any series of Preferred Stock, special meetings of shareholders of the Corporation may be called only by: (i) the Chairman of the Board; (ii) the Board pursuant to a resolution adopted by the Board or (iii) the holders of not less than fifty percent of all votes entitled to be cast on any issue proposed to be considered at the proposed special meeting. Special meetings of shareholders may not be called by any other person or persons or in any other manner.

B. In addition to the powers conferred on the Board by these Articles and by the FBCA, and without limiting the generality of such powers, the Board is specifically authorized from time to time, by resolution of the Board without additional authorization by the shareholders of the Corporation, to adopt, amend or repeal the Bylaws of the Corporation, in such form and with such terms as the Board may determine, including, without limiting the generality of the foregoing, Bylaws relating to: (1) regulation of the procedure for submission by shareholders of nominations of persons to be elected to the Board; (2) regulation of the attendance at annual or special meetings of the shareholders of persons other than holders of record or their proxies; and (3) regulation of the business that may properly be brought by a shareholder of the Corporation before an annual or special meeting of shareholders of the Corporation.

ARTICLE VII

SHAREHOLDER CONSENT

Except as otherwise provided for or fixed pursuant to the provisions of Article IV relating to the rights of holders of any series of Preferred Stock, no action that is required or permitted to be taken by the shareholders of the Corporation at any annual or special meeting of shareholders may be effected by written consent of shareholders in lieu of a meeting of shareholders, unless the action to be effected by written consent of shareholders and the taking of such action by such written consent have expressly been approved in advance by the Board.

ARTICLE VIII

LIMITATION OF LIABILITY

A director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation of liability is not permitted under the FBCA.

Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing pursuant to these Articles with respect to any act or omission occurring prior to such repeal or modification.

ARTICLE IX

AFFILIATED TRANSACTIONS; CONTROL-SHARE ACQUISITIONS

A. Higher Vote Threshold For Certain Transactions.

1.	In addition to any affirmative vote required by law or otherwise, and except as expressly provided in this Article IX, the affirmative vote of not less than 66 2/3% of the Voting Securities, excluding the Voting Securities beneficially owned by a Related Person who is party to the Business Combination, shall be required for the approval or authorization of any Business Combination. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law, in these Articles of Incorporation or in any agreement with any national securities exchange or otherwise.

2.	The provisions of subsection A(1) of this Article IX shall not apply to any Business Combination involving only (x) the acquisition or issuance by the Corporation or a Subsidiary of securities of the Corporation in a transaction in which all holders of securities of the same class or series (other than a Related Person) are entitled to participate on identical terms and the Related Person is entitled to participate, if at all, on terms not more favorable than the terms upon which the other holders of securities of the same class or series are entitled to participate; provided that any such acquisition or issuance is not made pursuant to an agreement or understanding with the Related Person; or (y) the acquisition of goods or services by or from the Corporation or a Subsidiary on terms no less favorable to the Corporation or such Subsidiary, as the case may be, than the terms on which such goods or services may be acquired in the ordinary course of business by or from a Person unaffiliated with the Corporation.

3.	The provisions of subsection A(1) of this Article IX shall not apply to any Business Combination, and such Business Combination shall require only such affirmative vote, if any, as is required by law or otherwise, if such Business Combination shall have been approved by a majority (whether such approval is made prior or subsequent to the acquisition of beneficial ownership of the Voting Securities that caused the Related Person to become a Related Person) of the Disinterested Directors.

4.	The provisions of subsection A(1) of this Article IX shall not apply to any Business Combination, and such Business Combination shall require only such affirmative vote, if any, as is required by law or otherwise, if the Related Person: (i) has been the beneficial owner of at least 80 percent of the Corporation’s outstanding voting shares for at least 5 years preceding the announcement date or (ii) is the beneficial owner of at least 90 percent of the outstanding voting shares of the Corporation, exclusive of shares acquired directly from the Corporation in a transaction not approved by a majority of the Disinterested Directors;

5.	The provisions of subsection A(1) of this Article IX shall not apply to any Business Combination, and such Business Combination shall require only such affirmative vote, if any, as is required by law or otherwise, if all of the following conditions are met:

a.	The Business Combination shall provide for consideration to be received by all holders of Common Shares in exchange for all their Common Shares, and the aggregate amount of cash and the Fair Market Value as of the date of consummation of the Business Combination of consideration other than cash, to be received per share by holders of Common Shares in such Business Combination shall be at least equal to the higher of the amounts determined under clauses (i) and (ii) below (subject to appropriate adjustment for any recapitalization, stock dividend, stock split, combination of shares or similar event):

i.	if applicable, the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by or on behalf of the Related Person for any Common Shares within the two-year period immediately prior to the Announcement Date; and

ii.	the Fair Market Value per share of the Common Shares on the Announcement Date or on the Determination Date, whichever is higher;

b.	If the Business Combination provides for consideration to be received by holders of any class or series of Voting Securities other than Common Shares, whether or not the Related Person has previously acquired any shares of such class or series, the aggregate amount of cash and the Fair Market Value as of the date of consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of such class or series shall be at least equal to the higher of the amount determined under clauses (i) and (ii) below (subject to appropriate adjustment for any recapitalization, stock split, stock dividend, combination of shares or similar event):

i.	if applicable, the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by or on behalf of the Related Person for any share of such class or series in connection with the acquisition by the Related Person of beneficial ownership of shares of such class or series within the two-year period immediately prior to the Announcement Date; and

ii.	the Fair Market Value per share of such class or series on the Announcement Date or on the Determination Date, whichever is higher;

c.	The consideration to be received by holders of a particular class or series of outstanding Voting Securities (including Common Shares) shall be in cash or in the same form as previously has been paid by or on behalf of the Related Person in connection with its direct or indirect acquisition of beneficial ownership of shares of such class or series of Voting Securities. If the consideration so paid for shares of any class or series of Voting Securities varied as to form, the form of consideration for such class or series of Voting Securities shall be either cash or the form used to acquire beneficial ownership of the largest number of shares of such class or series of stock previously acquired by the Related Person; and

d.	After such Related Person has become a Related Person, such Related Person shall not have received the benefit, directly or indirectly (except proportionately as a shareholder of the Corporation), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

B. If any vote of holders of Voting Securities is required for the adoption or approval of any Business Combination, a proxy or information statement describing the Business Combination and complying with the requirements of the 1934 Act shall be mailed at a date determined by the Disinterested Directors to all shareholders of the Corporation whether or not such statement is required under the 1934 Act. The statement shall contain any recommendations as to the advisability of the Business Combination which the Disinterested Directors, or any of them, may choose to state and, if deemed advisable by the Disinterested Directors, an opinion of an investment banking firm as to the fairness of the terms of such Business Combination. Such firm shall be selected by the Disinterested Directors and paid a fee for its services by the Corporation as approved by the Disinterested Directors.

C. For purposes of this Article IX:

1.	“Affiliate” and “beneficial owner” are used herein as defined in Rule 12b-2 and Rule 13d-3, respectively, under the Securities Exchange Act of 1934 as in effect on the date of adoption of this Article IV by the shareholders of the Corporation (the “1934 Act”). The term “Affiliate” as used herein shall exclude the Corporation, but shall include the definition of “Associate” as contained in Rule 12b-2.

2.	“Announcement Date”, with respect to any Business Combination, is the first public announcement of the proposed Business Combination.

3.	A “Business Combination” is: (i) a merger or consolidation of the Corporation or any of its subsidiaries with a Related Person; (ii) the sale, lease, exchange, pledge, transfer or other disposition (A) by the Corporation or any of its subsidiaries of all or a Substantial Part of the Corporation’s Assets to a Related Person, or (B) by a Related Person of any of its assets, except in the ordinary course of business, to the Corporation or any of its subsidiaries; (iii) the issuance of shares or other securities of the Corporation or any of its subsidiaries to a Related Person, other than on a pro rata basis to all holders of Voting Securities of the same class held by the Related Person pursuant to a share split, share dividend or distribution of warrants or rights; (iv) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of a Related Person; (v) any reclassification of securities, recapitalization, merger or consolidation or other transaction which has the effect, directly or indirectly, of increasing the proportionate share of any Voting Securities beneficially owned by a Related Person; or (vi) any agreement, contract or other arrangement providing for any of the foregoing transactions.

4.	“Determination Date”, with respect to any Related Person, is the date on which the Related Person became a Related Person.

5.	A “Disinterested Director” is a member of the Board of Directors of the Corporation (other than the Related Person) who was a director prior to the time the Related Person became a Related Person, or any director who was recommended for election by the Disinterested Directors. Any action to be taken by the Disinterested Directors shall require the affirmative vote of a majority of the Disinterested Directors.

6.	“Fair Market Value” is: (a) in the case of shares, the highest closing sale price per share during the 30-day period immediately preceding the date in question of such shares on the principal United States securities exchange registered under the Exchange Act on which such shares are listed; or if no such quotations are available, the fair market value per share on the date in question of such shares as determined by at least two-thirds of the Disinterested Directors in good faith and (b) in the case of property other than shares, the fair market value of such property on the date in question as determined in good faith by at least two-thirds of the Disinterested Directors.

7.	A “Person” is a natural person or a legal entity of any kind, together with any Affiliate of such person or entity, or any person or entity with whom such person, entity or an Affiliate has any agreement or understanding relating to acquiring, voting or holding Voting Securities.

8.	A “Related Person” is: (i) any Person which, together with its Affiliates, is the beneficial owner of an aggregate of 15% or more of the Common Shares or of the total voting power of all outstanding Voting Securities; (ii) any officer, director or employee of a Related Person; (iii) any Person which, together with its Affiliates, shall become, in a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, the beneficial owner of Voting Securities of which a Related Person was the beneficial owner at any time during the two years prior to the time such Person or Affiliate became such beneficial owner and (iv) any Affiliate of any such Person, provided, that the term “Related Person” shall not include the Corporation; any savings, employee stock ownership or other employee benefit plan of the Corporation or any trustee or fiduciary when acting in such capacity with respect to any such employee benefit plan of the Corporation; or any subsidiary all the capital stock of or equity interest in which is owned by the Corporation, by one or more such subsidiaries or by the Corporation and one or more such subsidiaries.

9.	A “Substantial Part of the Corporation’s Assets” shall mean assets of the Corporation or any of its subsidiaries in an amount equal to 20% or more of the fair market value, as determined by the Disinterested Directors, of the total consolidated assets of the Corporation and its subsidiaries taken as a whole as of the end of its most recent fiscal year ended prior to the time the determination is made.

10.	“Voting Securities” means all outstanding Common Shares and all other outstanding securities of the Corporation, if any, which are then entitled to vote generally in the election of directors or which have been designated as Voting Securities by a majority of the Disinterested Directors.

D. The Corporation elects not to be governed by Section 607.0901 (relating to affiliated transactions) or by Section 607.0902 (relating to control-share acquisitions) of the FBCA, and the provisions of such statutes shall not apply to the Corporation.

ARTICLE X

AMENDMENT OF CORPORATE DOCUMENTS

A. In addition to any affirmative vote required by applicable law and in addition to any vote of the holders of any series of Preferred Stock provided for or fixed pursuant to the provisions of Article IV of these Articles, any alteration, amendment, repeal or rescission (a “Change”) of any provision of these Articles must be approved by at least a majority of the then serving directors and by the affirmative vote of the holders of at least a majority of the combined voting power of the issued and outstanding shares of Voting Stock, voting together as a single class; provided, however, that if any such Change relates to Articles V, VI, VII, VIII, XI or XII of these Articles or to this Article X, such Change must also be approved by the affirmative vote of the holders of at least sixty six and two-thirds percent (66 2/3%) of the combined voting power of the issued and outstanding shares of Voting Stock, voting together as a single class.

Subject to the provisions of these Articles, the Corporation reserves the right at any time, and from time to time, to amend, alter, repeal or rescind any provision contained in this Restated Certificate of Incorporation in the manner now or subsequently prescribed by law, and other provisions authorized by the laws of the Florida at the time in force may be added or inserted, in the manner now or later prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon shareholders, directors or any other persons whomsoever by and pursuant to these Articles in its present form or as subsequently amended are granted subject to the rights reserved in this Article X.

B. In addition to any affirmative vote required by law, any Change of the Bylaws of the Corporation may be adopted either: (i) by the Board or (ii) by the shareholders by the affirmative vote of the holders of at least sixty six and two-thirds percent (66 2/3%) of the combined voting power of the issued and outstanding shares of Voting Stock, voting together as a single class.

ARTICLE XI

BOARD CONSIDERATIONS UPON SIGNIFICANT EVENTS

The Board, when evaluating any: (A) tender offer or invitation for tenders, or proposal to make a tender offer or request or invitation for tenders, by another party, for any equity security of the Corporation or (B) proposal or offer by another party to: (1) merge or consolidate the Corporation or any subsidiary with another corporation or other entity; (2) purchase or otherwise acquire all or a substantial portion of the properties or assets of the Corporation or any subsidiary, or sell or otherwise dispose of to the Corporation or any subsidiary all or a substantial portion of the properties or assets of such other party; or (3) liquidate, dissolve, reclassify the securities of, declare an extraordinary dividend of, recapitalize or reorganize the Corporation, may take into account all factors that the Board deems relevant, including, without limitation, to the extent so deemed relevant, the long-term prospects and interests of the corporation and its shareholders, and the social, economic, legal, or other effects of any action on the employees, suppliers, customers of the corporation or its subsidiaries, the communities and society in which the corporation or its subsidiaries operate, and the economy of the state and the nation

ARTICLE XII

STRUCTURE OF BOARD OF DIRECTORS

A. The Board (other than those directors elected by the holders of any series of Preferred Stock provided for or fixed pursuant to the provisions of Article IV of these Articles (“Preferred Stock Directors”)) shall be divided into three classes, as nearly equal in number as possible, designated Class I, Class II and Class III. Class I directors shall serve until the 2017 meeting of shareholders; Class II directors shall serve until the 2018 meeting of shareholders; and Class III directors shall serve until the 2016 meeting of shareholders. Commencing with the annual meeting of shareholders in 2016, directors of each class, the term of which shall then expire, shall be elected to hold office for a three-year term and until the election and qualification of their respective successors in office. In case of any increase or decrease, from time to time, in the number of directors (other than Preferred Stock Directors), the number of directors in each class shall be apportioned as nearly equal as possible.

B. Any director chosen to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified or until their earlier death, resignation, disqualification or removal.

IN WITNESS WHEREOF, these Articles have been signed this 13th day of January, 2015.

MARINEMAX REINCORPORATION, INC.

By:	/s/ Michael M. Mills, Jr.
Michael M. Mills, Jr.
Incorporator

Having been named as registered agent to accept service of process for the above stated corporation at the place designated in this certificate, I am familiar with and accept the appointment as registered agent and agree to act in this capacity

Corporate Creations Network Inc.

By:
Name:

Title: